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                                                               Execution Copy






                               STOCK PURCHASE AGREEMENT

                                       BETWEEN

                                 VDI MEDIA, as Buyer


                                         AND

                          BERNARD J. CARR AND HELEN G. CARR,
                                as trustees under the
                      CARR FAMILY TRUST DATED DECEMBER 14, 1972,

                                         AND

                         CARR MULTIMEDIA CO.,  LP, as Seller

                                         AND

                            BERNARD J. CARR, as guarantor


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                               STOCK PURCHASE AGREEMENT


    This Stock Purchase Agreement ("Agreement") is made as of July 29, 1997 by and among VDI Media, a California corporation ("Buyer"), Bernard J. Carr and Helen G. Carr as trustees under the Carr Family Trust dated December 14, 1972 (the "Trust"), Carr MultiMedia Co., LP, a California limited partnership (the "Partnership, and together with the Trust, "Seller") and Bernard J. Carr, as guarantor (the"Guarantor").

                                       RECITALS

    For the consideration and on the terms set forth in this Agreement, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") of Multi-Media Services, Inc., a California corporation (the "Company").

                                      AGREEMENT

    The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS.

    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

    "ADJUSTMENT AMOUNT" -- as defined in Section 2.3.

    "APPLICABLE CONTRACT" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

    "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

    "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any governmental authorization).

    "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

    "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

    "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, mortgage, easement,

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servitude, right of way or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

    "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

    "GAAP" -- generally accepted accounting principles in the United States as in effect from time to time.

    "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

    "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

    "SECURITIES ACT" -- the Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "TAX" -- any tax (including, without limitation, any income tax, value-added tax, turnover tax, stamp tax, excise tax, personal asset tax, land tax, tax on transfer of real estate, social security contributions or custom duty), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

    "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

2.  SALE AND TRANSFER OF SHARES; CLOSING.

    2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

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          2.2  PURCHASE PRICE.     (a)The purchase price (the"Purchase
Price") for the Shares will be $7,000,000 minus $1,679,237 (the amount by which the Company's liabilities, including long-term liabilities, exceeded its current assets as of June 30, 1997), plus or minus the Adjustment Amount.

         (b)$750,000 of the Purchase Price (the "Holdback") shall be deposited in an interest-bearing account for the benefit of Seller and Buyer in accordance with the terms and conditions set forth in Section 2.4(b) hereof and an Escrow Agreement among Seller, Guarantor and Buyer, substantially in the form of Exhibit A hereto (the "Escrow Agreement").

         (c) In addition to the Purchase Price, Buyer shall pay to Guarantor, on behalf of each Seller, $50,000 (an "Earn-Out Installment Payment"), with respect to each quarter in which the Company achieves the EBITDA goals described below and shall pay to Guarantor, on behalf of each Seller, an additional $50,000 (an "Additional Earn-Out Installment Payment") with respect to each quarter in which the Company achieves the higher EBITDA goals also described below (together, the"Earn-Out"), subject to the adjustments and limitations and in the manner set forth herein. Each Earn-Out Installment Payment and Additional Earn-Out Installment Payment shall be due and payable only to the extent earned as described herein. Buyer shall pay Earn-Out Installment Payments and Additional Earn-Out Installment Payments, if earned, within 15 business days of the last day of March, June and September and December of each year (each, an "Earn-Out Reference Date") commencing March 31, 1998 and ending December 31, 2004, up to a maximum aggregate amount of $2,000,000, exclusive of interest.

         (d) Buyer shall calculate EBITDA (as defined herein) of the Company as of each Earn-Out Reference Date for the three month period ending on that date. If EBITDA for such period is equal to or greater than $500,000, then on the 15th business day following such Earn-Out Reference Date (each, an "Earn-Out Payment Date"), Buyer shall pay the Guarantor (on behalf of each Seller) an Earn-Out Installment Payment. If EBITDA for such period is greater than $625,000, then Buyer shall pay the Guarantor (on behalf of each Seller) an Additional Earn-Out Installment Payment on the related Earn-Out Payment Date. If EBITDA with respect to any Earn-Out Reference Date is less than $500,000, then the applicable Earn-Out Installment Payment shall be withheld until, and paid on, the next successive Earn-Out Payment Date, if any, on which EBITDA with respect to the related Earn-Out Reference Date is equal to or greater than $500,000, provided that in no event shall any Earn-Out be due or payable (i) in respect of any quarter ending after December 31, 2004 (the "Earn-Out Termination Date") or (ii) after Buyer has paid $2,000,000, exclusive of interest. Attached as Exhibit B hereto is an example calculation of an Earn-Out Installment Payment.

         (e) Each Earn-Out Installment Payment and each Additional Earn-Out Installment Payment made with respect to quarters ending between March 31, 1998 and December 31, 2002 shall be accompanied by an additional payment of interest thereon at 6% per annum, compounded monthly from the Closing Date. These interest payments shall not be

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counted towards, and shall be in addition to, the $2,000,000 cap on the
Earn-Out set forth above.

        (f) "EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization, in each case as determined in accordance with GAAP. Buyer agrees to operate the business of the Company in a manner in which EBITDA can reasonably be determined. Seller and its representatives shall have the right to review the work papers and other information prepared by or for Buyer with respect to the calculation of EBITDA (and any back-up materials related thereto reasonably requested by the representatives of Seller) and to communicate with the persons conducting such computation by or for Seller.

    2.3   ADJUSTMENT AMOUNT.   The Adjustment Amount is the amount by which
(a) as set forth below is greater or lesser than (b) as set forth below:

    (a) The figure calculated by subtracting the liabilities, including the long-term liabilities, of the Company from the current assets of the Company, in each case as set forth on the Closing Financial Statements described in Section 2.4 below, as determined in accordance with GAAP;

    (b) The figure calculated by subtracting the liabilities, including the long-term liabilities, of the Company from the current assets of the Company as shown on the June 30, 1997 compiled balance sheet of the Company (which figure is a negative $1,679,237).

    If (a) is a greater negative amount than (b), the difference shall act to reduce the Purchase Price. Conversely, if (a) is a lesser negative amount than (b) or is a positive amount, the difference shall act to increase the Purchase Price. For example, if (a) is a negative $1,700,000, then the Adjustment Amount would be a negative $20,763 and would act to reduce the Purchase Price by that amount. If, on the other hand, (a) is a negative $1,600,000, then the Adjustment Amount would be $79,237 and would act to increase the Purchase Price by that amount.

    2.4  CLOSING FINANCIAL STATEMENTS;  ADJUSTMENT TO PURCHASE PRICE.

    (a) With respect to the final determination of the Purchase Price and the Adjustment Amount, Buyer will, at its expense, prepare and will cause its independent auditors to audit financial statements ("Closing Financial Statements") of the Company as of the Closing Date and for the period from the date of the Interim Balance Sheet through the Closing Date, including a computation of the Adjustment Amount. Buyer will deliver the Closing Financial Statements to Seller within sixty days after the Closing Date together with any back-up materials reasonably requested by Seller. If within thirty days following delivery of the Closing Financial Statements, Seller has not given Buyer notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Seller's objection), then the current assets and liabilities, including long-term liabilities of the Company reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. Seller

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and its representatives shall have the right to review the work papers and other information prepared by or for Buyer and to communicate with the persons conducting such computation by or for Buyer. If Seller and Buyer are unable to resolve any such disagreement with respect to the calculation of the Closing Financial Statements within ten days after delivery by Seller of the notice referred to herein, the disagreement shall be submitted for final determination to a specified partner of a "Big Six" accounting firm mutually acceptable to Seller and Buyer (the "Independent Accounting Firm Partner"); provided that if Buyer and Seller cannot agree on an Independent Accounting Firm Partner within five days after the expiration of such ten day period, they shall submit the decision to JAMS/Endispute for the sole purpose of identifying a partner from a Big Six accounting firm as the Independent Accounting Firm Partner. Either party may submit such request to JAMS/Endispute on behalf of both parties The Independent Accounting Firm Partner shall follow such procedures as he or she deems appropriate for obtaining the necessary information in considering the positions of Seller and Buyer but shall not conduct an independent audit. The Independent Accounting Firm Partner shall render his or her determination on the matter within 30 days of its submission by Seller and Buyer, and such determination shall be final, conclusive and binding upon Buyer and Seller. Buyer and Seller will bear such portion of the fees of the Independent Accounting Firm Partner and JAMS/Endispute as determined by the Independent Accounting Firm Partner, in its discretion after giving consideration to such factors as he or she deems relevant.

    (b)  On the third business day following the determination described in
2.4 (a) above, if the finally determined Purchase Price is equal to or greater than the aggregate of the payments made pursuant to Sections 2.6(b)(i) (the cash payments to Seller at Closing) and 2.6(b) (iii) (the Holdback), Buyer will within three business days agree in writing that all of the Holdback (together with all interest which has accrued thereon) may be released to Seller and, within such three day period, together with Seller will instruct the Escrow Agent to release such funds to Seller, and will in addition pay to Seller the amount by which the Purchase Price exceeds the Holdback plus the payments set forth in Section 2.6(b)(i)(together with interest on such excess at the rate of 6% per annum, compounded daily beginning on the Closing Date and ending on the date of payment). On the other hand, if the Purchase Price is less than the aggregate of the payments made pursuant to Sections 2.6(b)(i) and 2.6(b)(iii), Seller will within three business days agree in writing that the difference between the Purchase Price and the payments set forth in Sections 2.6(b)(i) and 2.6(b)(iii) may be paid from the Holdback (together with interest which has accrued on that portion of the total amount in escrow which is being distributed to Buyer) to Buyer and, within such three day period, together with Buyer will instruct the Escrow Agent to release such funds to Buyer and if such difference is greater than the amount of the Holdback (together with the interest that has accrued thereon) then Seller will within three business days pay to Buyer that greater amount, together with interest on such amount at the rate of 6% per annum, compounded daily beginning on the Closing Date and ending on the date of payment. All payments must be made in immediately available funds. If a portion of the principal amount in escrow is to be paid to Buyer and a portion to Seller, then the interest that has accrued in the escrow account shall be distributed to each in the same percentage as was the principal. If at the time the Closing Financial Statements are delivered by Buyer to Seller, or at any time thereafter, there is no dispute as to a portion of the Holdback, then Buyer and Seller shall immediately

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instruct the Escrow Holder to release such portion to the parties entitled thereto with the balance to be distributed when the Purchase Price is finally determined. For example, if the difference between the Purchase Price determined on the Closing Financial Statements and the payments made pursuant to Sections 2.6(b)(i) and (iii) is $50,000 and there is a dispute as to $35,000 of such difference, Buyer shall be entitled to receive $15,000 of the Holdback (plus earnings thereon) and Seller shall be entitled to receive $700,000 of the Holdback (plus earnings thereon), in each case within three business days of the expiration of the period during which Seller may object to the Closing Financial Statements.

    2.5 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 1999 Avenue of the Stars, Suite 1700, Century City, California 90067 at 10:00 a.m. (local time) on July 30, 1997, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

    2.6  CLOSING OBLIGATIONS.  At the Closing:

         (a)  Seller will deliver to Buyer:

              (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) to effect transfer of title thereof to Buyer;

              (ii) a certificate executed by the Trust, the Partnership and the Guarantor representing and warranting to Buyer that each of Seller's and Guarantor's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

              (iii) duly executed resignations, dated the Closing Date, of all members of the Board of Directors of the Company and evidence of the removal of its officers;

              (iv) duly executed acknowledgment of repayment by Bernard J. Carr of the promissory note issued to him by the Company dated April 30, 1995 (upon receipt by Mr. Carr of the payment referenced in Section 2.6(b)(ii) hereof after the Closing;

              (v) duly executed assumption agreements (the "Assumption Agreements") executed by Bernard J. Carr pursuant to which Mr. Carr shall

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         assume those obligations set forth in the letters to Ms. Valerie
         Kroll and Ms. Ann Camacho dated June 23, 1997 and January 17, 1997, respectively; and

              (vi) an executed copy of a letter from Judith Arend addressed to Buyer in the form of Exhibit C hereto.

         (b)  Buyer will:

              (i) pay $1,215,823 by wire transfer to City National Bank, A/C #001352199; ABA #122016066 (to benefit of Carr Multimedia Co. L.P., At.: Jan Geringer), for the benefit of the Partnership and $3,354,940 to Bank of America, A/C #0099125931; ABA # 121000358 for the benefit of the Trust, against delivery of the Shares;

              (ii) immediately after the Closing (and prior to any public announcement of the transactions contemplated herein) pay $1,545,044.55 (plus $331.95 per day in respect of interest thereon for each day after July 30, 1997 that the Closing is postponed) by wire transfer to Bank of America, A/C #0099125931; ABA # 121000358 for the benefit of Bernard
         J. Carr representing payment in full of the promissory note to Mr. Carr referenced in (a)(iv) above;

              (iii) deliver the sum of $750,000 to the escrow agent pursuant to the Escrow Agreement by bank cashier's or certified check; and

              (iv)   deliver a certificate executed by Buyer
         representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

         (c) Buyer, Guarantor and Seller will enter into and deliver executed copies of the Escrow Agreement.

3.  REPRESENTATIONS AND WARRANTIES OF SELLERS AND GUARANTOR.

    The Trust, the Partnership and the Guarantor, jointly and severally, represent and warrant to Buyer as follows:

    3.1 ORGANIZATION AND GOOD STANDING. (a) Part 3.1 of the Disclosure Letter sets forth the Company's jurisdiction of incorporation, other jurisdictions in which it is

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authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business and is in good standing under the laws of any other jurisdiction in which the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification.

    (b) Seller has delivered to Buyer copies of the Company's Articles of Incorporation and Bylaws, as currently in effect (the "Organizational Documents").

    (c) The Partnership is a California limited partnership, the only general partners of which are Bernard J. Carr and Helen G. Carr.

    3.2 AUTHORITY; NO CONFLICT. (a) Each Seller and the Guarantor has all requisite power and authority to enter into and perform its or his obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement and the Escrow Agreement has been duly authorized, executed and delivered by each Seller and the Guarantor (in the case of the Trust and the Partnership, by its duly authorized representative) pursuant to all necessary approvals, including any necessary approval by the general partners and the limited partners of the Partnership and constitutes the legal, valid, and binding obligation of each Seller and the Guarantor, enforceable against each in accordance with its terms. Each Seller and the Guarantor has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Escrow Agreement. Neither the execution and delivery of this Agreement and the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby will
(A) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, the Organizational Documents, any material agreement, indenture or other instrument to which either Seller, the Guarantor or the Company is a party or by which any of its respective properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to either Seller, the Guarantor or the Company, or (B) require either Seller, the Guarantor or the Company to obtain any authorization, consent, approval or waiver from, or make any filing with, any Person, court or public body or authority, except such consents as are set forth on Part 3.2 of the Disclosure Letter.

    (b) The Guarantor has all requisite power and authority to enter into and perform his obligations under the this Agreement, the Escrow Agreement and the Assumption Agreements and to consummate the transactions contemplated herein and therein. Each of this Agreement, the Escrow Agreement and the Assumption Agreements has been duly authorized,

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executed and delivered by the Guarantor pursuant to all necessary approvals and constitutes the legal, valid, and binding obligation of the Guarantor, enforceable against him in accordance with their respective terms. The Guarantor has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, the Escrow Agreement and the Assumption Agreements.

    3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 75,000 shares of common stock, par value $1.00 per share, of which 47,000 shares are issued and outstanding. The Shares constitute, and on the Closing Date will constitute, all of the equity securities of the Company. The Trust and the Partnership are, and will be on the Closing Date, the only record and beneficial owners and holder of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. The Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company does not have any subsidiaries; the Company is not a partner (limited or general) in any partnership, joint venture or similar enterprise.

    3.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer: (a) a balance sheet of the Company as at April 30 in each of the years 1995 through 1997 (including the notes thereto, the "Balance Sheets"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, together with the reviewed report thereon of Engel, Kalvin, McMillan & Kipper, LLP ("Engel, Kalvin") independent certified public accountants, (b) a balance sheet of the Company as at June 30, 1997 (the "Interim Balance Sheet") compiled by Engel, Kalvin, and the related trial balances prepared by the Company for the two months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in its financial statements.

    3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer for review, are complete and correct and have been maintained in accordance with sound business practices and GAAP, including the maintenance of an adequate system of internal controls. The minute book of the Company contains accurate and complete records of all material meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and no material meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute book. There are no

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committees of the Board of Directors of the Company.  At the Closing, all of
those books and records will be in the possession of the Company.

    3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheets and the Interim Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.

    3.7    CONDITION AND SUFFICIENCY OF ASSETS.  Except as set forth in Part
3.7 of the Disclosure Letter, the Company owns all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by the Company or relating to its business. Except as set forth in Part 3.7 of the Disclosure Letter, all such Personal Property necessary for the operation of the business of the Company is in good operating condition and sufficient to carry on the business of the Company in the normal course as it is presently conducted and is free from material defects, whether patent or latent. Attached to the Disclosure Letter is a complete and correct copy of each lease (a "Personal Property Lease") of personal property under which the Company is either a lessee, sublessee, lessor or sublessor. Except as set forth in Part 3.7 of the Disclosure Letter, each Personal Property Lease is a valid and binding obligation of the Company and each of the other parties thereto and neither the Company nor any other party to a Personal Property Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

    3.8 ACCOUNTS RECEIVABLE. All accounts and other receivables of the Company that are reflected on the Balance Sheets or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheets or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such

Accounts Receivable in terms of aging). Subject to such reserves, a substantial portion of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

    3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheets or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

    3.10 TAXES. (a) The Company has each filed or caused to be filed on a timely basis all Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to it. Seller has delivered to Buyer copies of, and Part 3.10 of the Disclosure Letter contains complete and accurate copies of, all such Tax Returns filed since 1992. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets and the Interim Balance Sheet.

    (b) The federal income Tax Returns of the Company have not been audited by the Internal Revenue Service or the taxing authority of any state. Except as described in Part 3.10 of the Disclosure Letter, neither Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

    (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Letter. To the best of Seller's knowledge, all Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

    (d) To the best of Seller's knowledge, all Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

    (e) There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due). All Taxes that may later be determined to have been due and payable with respect to any period ending on or before the Closing Date for the Company will be reimbursed by the Seller.

    3.11 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

    3.12   COMPLIANCE WITH LEGAL REQUIREMENTS   Except as set forth on Part
3.12 of the Disclosure Letter, the operation, conduct and ownership of the property or business of the Company are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. Except as set forth on Part 3.12 of the Disclosure Letter, to the best of Seller's knowledge, there are no proposed federal, state, local and other (domestic or foreign) law, rule, regulation, ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of the Company and that could have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company.

    3.13 LEGAL PROCEEDINGS; ORDERS. (a) Part 3.13 of the Disclosure Letter sets forth a complete and correct list, together with a status report, of each legal, administrative, arbitration or other proceeding, or governmental investigation, to which the Company is a party (or by which any of the Company's properties are affected), or was a party or was otherwise affected (or by which any of its properties were affected) during the past three years. Except as set forth on Part 3.13 of the Disclosure Letter, there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the best of Seller's knowledge, threatened against or otherwise affecting the Company or any of its assets. The Company has given in a timely manner to its insurers all notices required to be given under each of its insurance policies, if any, with respect to all of the claims and actions disclosed on Part 3.13 of the Disclosure Letter, and no insurer has denied coverage of any of such claims or actions or rejected any of the claims with respect thereto.

    3.14   ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Part 3.14 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

    (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

    (b)    amendment to the Organizational Documents;

    (c) material payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

    (d) adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

    (e) material damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

    (f) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

    (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

    (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

    (i)    material change in the accounting methods used by the Company; or

    (j) agreement, whether oral or written, by the Company to do any of the foregoing.

    3.15 CONTRACTS; NO DEFAULTS. (a) Attached to the Disclosure Letter are complete and accurate copies of:

           (i) each Applicable Contract that involves performance of services or delivery of goods by the Company of an amount or value in excess of $25,000;

           (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

           (iii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

           (iv) each Applicable Contract for capital expenditures in excess of $25,000;

           (v) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

           (vi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

    (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.15 (a) of the Disclosure Letter is in full force and effect and is valid and enforceable against the Company and, to the best of Seller's knowledge, the other parties thereto, in accordance with its terms.

    (c)    Except as set forth in Part 3.15(c) of the Disclosure Letter:

           (i) the Company is, and at all times since January 1, 1994 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, the result of which contravention, conflict or violation could have a material adverse effect on the financial condition, business or prospects of the Company; and

           (iii) to the best of Seller's knowledge, the Company has not given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

           (iv) the Company is not a party to any collective bargaining agreement or any other Applicable Contract to or with any labor union or other employee representative of a group of employees;

           (v) the Company is not a participant in any joint venture, partnership or other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

    (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

    3.16   INSURANCE.  (a)  Seller has delivered to Buyer:

           (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement;

           (ii) true and complete copies of all pending applications for policies of insurance; and

           (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

    (b)    Part 3.16(b) of the Disclosure Letter describes:

           (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

           (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

           (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

    (c)    Except as set forth on Part 3.16(c) of the Disclosure Letter:

           (i) All policies to which the Company is a party or that provide coverage to Seller, the Company, or any director or officer of the Company:

                (A)     are valid, outstanding, and enforceable;

                (B) are issued by an insurer that, to the best of Seller's knowledge, is financially sound and reputable;

                (C) to the best of Seller's knowledge, taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

                (D) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which any of them is bound;

                (E)     will continue in full force and effect
         following the consummation of the transactions contemplated by this Agreement

         (ii) The Company has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

         (iii) The Company has given notice to the insurer of all claims made against the Company that may be insured thereby.

    3.17 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.17 of the Disclosure Letter:

    (a) Neither Seller or the Company, or any other Person for whose conduct they are or may be held responsible, has any health and safety, and to the best of Seller's knowledge, environmental, liabilities with respect to the Facilities or with respect to any other properties and assets in which Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

    (b) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to hazardous materials or hazardous activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with environmental laws.

    3.18 EMPLOYEES. (a) Part 3.18 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or other employee pension benefit plan.

    (b) Except as set forth in Part 3.18 (b) of the Disclosure Letter, the Company (i) does not maintain, contribute to or has any obligation with respect to, and none of the employees of the Company is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in
Section 3(3) of ERISA, whether formal or informal (collectively, the "Plans"), (ii) is a not party to a contract for the employment of any employee of the Company or any other person who renders services to the Company, or (iii) has any ERISA Affiliates. None of the Plans is, and none of the Company or any of its ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi employer plan," as defined in Section 3(37) of ERISA (a "Multi employer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. The Company does not have any agreement or commitment to create or contribute to any additional Plan, enter into any additional employment agreement or to modify or change any existing Plan or employment agreement. None of the employees of the Company is a "leased employee," as defined in Section 414(n) of the Code.

    (c) The Company has performed and complied in all respects with all of its obligations under and with respect to the Plans, and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of all applicable laws. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that reasonably could be expected to adversely affect such qualified status.

    (d) The Company has made all contributions with respect to a Plan that are required to have been made as of the date hereof under the terms thereof, or under the terms of any related insurance contract, or any applicable law.

    (e) All Plans that are group health plans have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). Neither Seller nor the Company has any obligation to provide health benefits or other non-pension benefits to any retired or other former employees, except as specifically required by COBRA.

    (f) None of Seller, the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan , and Seller is not aware of any fiduciary violations under ERISA with respect to any Plan, that could subject the Company (or any employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

    (g) Except as set forth in Part 3.18(g) of the Disclosure Letter, with respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (and Seller is not aware of any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

    (h) The Company has not incurred any liability or taken any action, and is not aware of any event that has occurred or is likely to occur, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multi employer Plan, (iii) on account of unpaid contributions to any Multi employer Plan, or (iv) on account of any reorganization, insolvency or termination of any Multi employer Plan.

    (i) Except as set forth on Part 3.18(i) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

    (j) Nothing contained in this Agreement shall confer upon any employee of the Company any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any employee at any time, with or without cause.

    3.19 LABOR RELATIONS; COMPLIANCE. The Company has not been or is a party to any collective bargaining or other labor Contract. Since January 1, 1994, there has not been, there is not presently pending or existing, and, to the best of Seller's knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any governmental body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To the best of Seller's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. The Company is not liable for the payment of any compensation, damages, taxes, social security contributions, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

    3.20 DISCLOSURE. (a) No representation or warranty of Seller or Guarantor in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

    (b) No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

    (c) There is no fact known to Seller or the Guarantor that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

    3.21 BROKERS OR FINDERS. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

    3.22 LICENSES AND AUTHORIZATIONS. Attached to the Disclosure Letter are complete and correct copies of all licenses, permits and authorizations and governmental licenses that are currently held by the Company and are required for the conduct of the Company's business as presently conducted.
To the best knowledge of Seller, no other licenses, permits or authorizations from other regulatory bodies are required for the conduct of the Company's business as conducted on the date hereof. Except as set forth in Section
3.22 of the Disclosure Schedule, (a) the licenses and authorizations are not subject to any restrictions or conditions which would limit the operation of the Company's business as presently conducted; and (b) the licenses are in good standing.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    Buyer represents and warrants to Seller as follows:

    4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation incorporated, validly existing, and in good standing under the laws of the State of California.

    4.2 AUTHORITY; NO CONFLICT. (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in
accordance with its terms.   Buyer has the absolute and unrestricted right,
power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

    4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

    4.4 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

    4.5 BROKERS OR FINDERS. Each of the Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through either of the Buyer as a result of the action of either of the Buyer or its officers or agents.

5.  COVENANTS OF SELLER PRIOR TO CLOSING DATE.

    5.1 ACCESS AND INVESTIGATION. Upon execution of this Agreement, the Company and Seller will permit Buyer and its agents to have access to the Company's premises, assets, and documents in order to permit Buyer, among other things, to conduct an audit of the Company's finances by an accounting firm chosen by Buyer (the "Audit"), prepare financial statements, review the assets, contracts, customer records, and any other data that relate to the Company and its business. Such audit will, to the extent possible, take place away from the Company's premises or after the regular business hours of the Company. In the event the transaction contemplated by this Agreement is not consummated, Buyer agrees to return to the Company at the end of the Audit all original documents in order (and all copies thereof), agrees further to make diligent efforts to assure that its agents and attorneys do likewise, and agrees that it and all those individuals bound by the provisions of the Non-Disclosure Agreement will continue to be bound by its terms.

    5.2 OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing Date, Seller will and will cause the Company to:

         (a) conduct the business of the Company only in the ordinary course of business;

         (b) use its best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

    5.3 SALES AND TRANSFER TAXES. All sales and transfer Taxes, and all similar Taxes and charges, incurred in connection with this Agreement and the transactions contemplated hereby, will be borne by Seller (unless such Taxes result from the actions of Buyer, other than its purchase of the Shares).

    5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

    5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by legal requirements to be made by them in order to consummate the transactions contemplated hereby. The Company (1) does not hold assets located in the United States having an aggregate book value of $15 million or more or (2) did not make aggregate sales in or into the United States of $25 million or more in its most recent fiscal year.

    5.6 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

    5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Trust, the Guarantor and the Partnership will not, and will cause the Company and its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Seller agrees that in the event Seller or any of its affiliates breaches its obligations under this Section 5.7, Seller will immediately pay to Buyer its actual expenses incurred in connection with the transaction contemplated by this Agreement.

    5.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller and Guarantor will use their respective best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.  COVENANTS OF BUYER PRIOR TO CLOSING DATE.

    6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by law to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required to make in connection with the transactions contemplated by this Agreement.

    6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.  CONDITIONS PRECEDENT TO BUYER' S OBLIGATION TO CLOSE.

    Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

    7.1    ACCURACY OF REPRESENTATIONS.   All of the Trust's and the
Partnership's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been complete and accurate in all material respects as of the date of this Agreement, and must be complete and accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

    7.2 SELLER'S PERFORMANCE. (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

    (b) Each document required to be delivered pursuant to Section 2.6 must have been delivered.

    (c) The Guarantor shall provide evidence of his assumption of the indebtedness related to the Company's Mercedes S420V.

    7.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

    7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

           (a) an opinion of De Castro, West & Chodorow, Inc, dated the Closing Date, in form and scope satisfactory to Buyer, addressing the items listed in Section 7.8 hereof; and

           (b) such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Seller's representations and warranties, evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, evidencing the satisfaction of any condition referred to in this Section 7, or otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

    7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

    7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

    7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under (a) any applicable legal requirement or Order, or (b) any legal requirement or Order that has been published, introduced, or otherwise proposed by or before any governmental body.

    7.8 OPINION OF COUNSEL. Seller shall have delivered to Buyer an opinion of De Castro, West & Chodorow, Inc., counsel to Seller and the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that (i)the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (ii)each Seller has the necessary power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby,(iii) the execution, delivery and performance of this Agreement and the Escrow Agreement has been duly authorized by all necessary action of each Seller, and this Agreement and the Escrow Agreement has been duly executed and delivered by each Seller and constitutes the legally valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (b) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies,(iv) the documents to be delivered by each Seller at the Closing will effect the transfer and assignment to Buyer of good and marketable title and interest in and to the Shares, free of any Encumbrances, (v) the Guarantor has the necessary power and authority to enter into this Agreement, the Assumption Agreements and the Escrow Agreement, and (vi) each of this Agreement, the Assumption Agreements and the Escrow Agreement has been duly executed and delivered by the Guarantor and constitutes the legally valid and binding obligation of Guarantor, enforceable against the Guarantor in accordance with their respective terms.

    7.9    BUYER'S REVIEW OF THE COMPANY.       Buyer shall be satisfied, in
its sole discretion, with the results of its investigation of the Company and the Audit.

8.  CONDITIONS PRECEDENT TO SELLER'S  OBLIGATION TO CLOSE.

    Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

    8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

    8.2 BUYER'S PERFORMANCE. (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.


    (b) Buyer must have delivered each of the documents and made each of the payments required to be delivered or paid by Buyer pursuant to Section 2.6.

    8.3 NO INJUNCTION. Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Person affiliated with Seller, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.  TERMINATION.

    9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

           (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

           (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

           (c)     by mutual consent of Buyer and Seller; or

           (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 5, 1997 or such later date as the parties may agree upon.

    9.2    EFFECT OF TERMINATION.  Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
5.1 (as to confidentiality) and 12.1 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES.

    10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. The representations and warranties made by Seller, Guarantor and Buyer in this Agreement and any document, schedule, exhibit or other instrument relating hereto shall survive the Closing Date for a period of four years, except that with respect to taxation matters, such period shall be the longer of (i) four years and (ii) the applicable statute of limitations. Notwithstanding anything contained in this Agreement, including, without limitation, this
Section 10.1, any claims with respect to representations and warranties made in this Agreement or in any document or other instrument relating hereto shall survive and continue following the expiration of the survival periods stated above if such claim is submitted in writing to the Indemnifying Party (as defined below) prior to the end of the survival periods stated in this
Section 10.1 or otherwise and identified as a claim for indemnification pursuant to this Agreement. In that event, such claims shall survive until resolved, with the understanding that if such claims cannot be resolved within 10 days or such longer period as the parties may agree in writing, the dispute shall be submitted to arbitration in accordance with Section 12.4 hereof. Except as to such matters described in the Disclosure Letter (which exception shall not apply to materials merely attached thereto), the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

    10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND GUARANTOR. The Trust, the Partnership and the Guarantor, jointly and severally, shall indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

           (a) any breach of any representation or warranty made by any Seller or the Guarantor in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure

    Letter, or any other certificate or document delivered by either Seller pursuant to this Agreement;

           (b) any breach by either Seller or the Guarantor of any covenant or obligation of a Seller in this Agreement;

           (c) any product shipped or services provided by the Company on or prior to the Closing Date;

           (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons; provided that in no event shall Seller or the Guarantor be required to pay Damages in excess of the Purchase Price.

    10.3 INDEMNIFICATION BY SELLER AND GUARANTOR FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in
Section 10.2, the Trust, the Partnership and the Guarantor shall, jointly and severally, indemnify and hold harmless on an after-tax basis Buyer against all unpaid Taxes of the Company for all taxable periods ending on or before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of the Company or its predecessors prior to the Closing Date or otherwise arising from the consummation of the transactions contemplated hereby, together with any expenses (including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes.

    10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, Guarantor and each of their representatives and controlling persons for, and will pay to such persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

              (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

              (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

              (c) any product shipped or services provided by the Company after the Closing Date; and

              (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

The remedies provided in this Section 10.4 will not be exclusive of or limit any other remedies that may be available to Seller or the Guarantor; provided that in no event shall Buyer be required to pay Damages in excess of an amount equal to the Purchase Price.

    10.5 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. If such claim or legal proceeding is a third party claim, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim. In connection with any such third party claim, the Indemnified and Indemnifying Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim shall be settled without the prior written consent of the
Indemnified Party.   If a firm written offer is made to settle any such third
party claim and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim; and
(ii) the maximum liability of the Indemnifying Party relating to such third party claim shall be the amount of the proposed settlement if the amount thereafter recovered by the Indemnified Party on such third party claim is greater than the amount of the proposed settlement.

    10.6 CONTRIBUTION. If the indemnification provided for in this Section 10 is for any reason held unenforceable, the party against whom indemnification was sought agrees to contribute to the Damages for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

    10.7 HOLDBACK; RIGHT OF SET-OFF. Upon notice to the Guarantor specifying in reasonable detail the basis for a potential set-off, Buyer may, in addition to its absolute right to demand payment for Damages or any other remedy provided by this Section 10, inform the

Guarantor of any amounts which it asserts it may be entitled under this
Section 10 and may set-off such amounts against amounts otherwise payable under the Earn-Out. In addition, Buyer shall be entitled to recover Damages arising, directly or indirectly, from or in connection with a breach of the representations set forth in Section 3.4 (only) hereof from the Holdback. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. In the event a right of set-off is asserted and the matter on which such claim is based has been formally submitted to arbitration, succeeding Earn-Out Installment Payments shall be deferred (but only to the extent of the amount of Damages asserted to arise from such claim) until the amount of Damages giving rise to such asserted right of set-off is determined by arbitration as set forth in
Section 12.4 hereof. If the arbitrator shall determine that Buyer did not act reasonably in exercising this right of set-off, Seller shall be entitled to interest on the withheld amount at the Prime Rate plus 1.5% from the date such amount was withheld to the date paid.

11. FURTHER AGREEMENTS.

    11.1 RELEASE OF BERNARD CARR GUARANTY. Promptly after the Closing, Buyer will use its best efforts to remove Guarantor from any liability with respect to any obligations of the Company (including those set forth on Part
11.2 of the Disclosure Letter) that have been personally guaranteed by Guarantor (the "Guaranteed Obligations"); provided that nothing in this
Section 11.1 shall require Buyer to assume any liability which it would not otherwise have assumed as part of this transaction. If Guarantor is not so removed from the Guaranteed Obligations within 30 days of the Closing Date, at the option of Seller, Buyer shall repay or refinance the Guaranteed Obligations, provided that Guarantor shall pay any prepayment or similar penalties or fees resulting therefrom. Furthermore, if Guarantor is not so removed from the Guaranteed Obligations, then in the alternative, Buyer shall indemnify and agree to defend and hold Guarantor free and harmless from and against the Guaranteed Obligations, including but not limited to the amounts of any and all awards and judgments that are rendered against Guarantor as a result of such obligations and any and all reasonable costs and expenses actually incurred by Guarantor as a result of such obligations, including reasonable attorneys fees. This indemnity obligation shall be backed by the full faith and credit of Buyer. In addition, during any period during which Guarantor remains liable on any Guaranteed Obligations, none of such Guaranteed Obligations may be modified, renewed, extended, expanded or increased, except as aforesaid.

    11.2   COVENANT NOT TO COMPETE.   (a) As additional consideration for the
payments made or to be made by Buyer hereunder, from the date hereof to and including the third anniversary of the Closing Date, the Guarantor shall not, for any reason, directly or indirectly, engage or be interested in any business that Competes with Buyer, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), joint venturer, officer, partner, employee or consultant, or otherwise engage or invest or participate in, any business that Competes with

Buyer. As used herein, the term "Competes" shall mean competing with any of the businesses conducted by the Company at any time during the three year period preceding the date hereof in any county or any other political subdivision of any state of the United States of America or any of its possessions or territories where the Company conducted or contemplated conducting such businesses at any time during the three year period preceding the date hereof. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 11.2 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 11.2, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other territory or possession of the United States of America where this covenant is intended to be effective.

    (b) The parties agree that damages would be an inadequate remedy for Buyer in the event of a breach or threatened breach of this Agreement and thus, in any such event, Buyer may, either with or without pursuing any potential damage remedies and in addition to such remedies, immediately obtain and enforce an injunction, and/or a temporary restraining order, prohibiting Seller from violating this Agreement, without having to prove actual damages or post bond.

    11.3   GUARANTY.    The Guarantor hereby guarantees the performance by
each Seller of all the obligations, covenants, representations and warranties of such Seller contained in this Agreement. This guarantee is a continuing guarantee and shall extend to and cover every extension or renewal of, and every obligation accepted in substitution for and every modification of any obligation guaranteed hereby. No delay on Buyer's part in exercising any right under this guarantee, or in taking any action to collect or enforce any obligation hereby guaranteed, shall operate as a waiver of any such right or
in any manner prejudice Buyer's right against the undersigned.   The
Guarantor hereby waives any requirement that Buyer exhaust any right or take any action against any Seller.

12. GENERAL PROVISIONS.

    12.1   EXPENSES.   Subject to the provisions of Section 5.7, each party
will bear its own expenses arising from the transaction contemplated by this Agreement, including, without limitation, legal, accounting fees, and fees for tax-related work, provided, however, that Buyer shall bear the costs of the Audit contemplated in Section 5 hereof unless the transaction contemplated hereby fails to occur as a result of bad faith or willful misconduct on the part of the Company or Seller, in which case, Seller, on one hand, and Buyer, on the other hand, shall each bear one-half of such Audit costs. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

    12.2   PUBLIC ANNOUNCEMENTS.   No party will issue or approve a news
release or other announcement concerning the transaction described herein without the prior written approval of the other parties except as may be required by law; provided that Buyer may issue a press release describing this transaction and the material terms on the Closing Date (after Closing has been consummated). Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of this Agreement, and Buyer will have the right to be present for any such communication.

    12.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           The Trust, the Partnership and the Guarantor:

              Bernard J. Carr
              1520 Monero Drive
              Pacific Palisades, California  90272

           with a copy to:
              Timothy E. Carr, Esq.
              Carr, Mussman & Harvey, LLP
              Three Embarcadero Center, Suite 1060
              San Francisco, California  94111-4056

           and

              Neil Carrey, Esq.
              De Castro, West & Chodorow, Inc.
              Fourteenth Floor
              10960 Wilshire Boulevard
              Los Angeles, California  90024-3804

           Buyer:

              VDI Media
              6920 Sunset Boulevard
              Hollywood, California  90028
              Attention: Mr. Donald R. Stine
              Facsimile No.: 213-957-2164
           with a copy to:

              Kaye, Scholer, Fierman, Hays & Handler, LLP
              1999 Avenue of the Stars, Suite 1700
              Los Angeles, California  90067
              Attention: Brian M. Hoye, Esq.
              Facsimile No.: 310-788-1200


    12.4 ARBITRATION. Any claim, dispute or misunderstanding arising out of or in connection with this Agreement (other than with respect to the Closing Financial Statements), or any of the provisions hereof, or any of the transactions contemplated hereby, or the interpretation, meaning or effect hereof or thereof which is not settled within 15 days after it arises or such later time as is mutually agreed to by the parties in writing, shall be submitted to and determined by arbitration before one arbitrator mutually agreeable to the parties in writing (or if no arbitrator can be found who is mutually agreeable to the parties within 15 days after either party requests arbitration hereunder, then the arbitrator shall be selected by JAMS/Endispute at the request of any party to the dispute from a panel of persons (such as retired jurists, distinguished legal or business professionals, and similar persons) knowledgeable in the specific factual and legal areas which may be relevant to the claim, who have previously acted as arbitrators, and who generally are held in the highest regard among professionals in fields or businesses related to or pertinent to such area) in accordance with the procedures, rules and regulations of JAMS/Endispute then in effect, and the decision, findings or award rendered by the arbitrator in the matter shall be final and conclusive upon the parties (and their respective predecessors, successors and assigns) with respect to the subject matter herein concerned. Any such arbitration will be conducted in Los Angeles, California, and judgment upon the award rendered by the arbitrator may be entered pursuant to applicable arbitration statutes in any court or forum having jurisdiction thereof. The party against whom the ruling or judgment is made shall bear all reasonable attorneys' fees, costs and expenses of such arbitration, including such reasonable attorneys' fees, costs and expenses incurred by it and the prevailing party to such arbitration.

    12.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

    12.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

    12.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between Seller and Buyer dated as of July 3, 1997, and constitutes (along with the documents referred to in this Agreement and the Confidentiality Agreement dated __________, 1997) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    12.8 DISCLOSURE LETTER. (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

    (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.


    12.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

    12.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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

    12.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    12.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

    12.13 GOVERNING LAW. This Agreement will be governed by the laws of the state of California.

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

    12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

"Seller"                                          "Buyer"

Bernard J. Carr and Helen G. Carr                 VDI MEDIA
as trustees under the Carr Family Trust
dated December 14, 1972

/s/ Bernard J. Carr                                   /s/ DONALD R. STINE
------------------------                              ------------------------
By: Bernard J. Carr                               By:  Donald R. Stine
Its: Trustee                                     Its:  CFO, Director

and

/s/ Helen G. Carr
------------------------
By: Helen G. Carr
Its: Trustee

Carr MultiMedia Co., LP                           "Guarantor"

/s/ Bernard J. Carr                               /s/ Bernard J. Carr
------------------------                          ----------------------------
By: Bernard J. Carr                               Bernard J. Carr
Its: General Partner
and

/s/ Helen G. Carr
------------------------
By: Helen G. Carr
Its: General Partner

                                  EXHIBIT B

    As an example of the application of the Earn-Out described in Section 2.2 hereof, if EBITDA of the Company for the quarter ending March 31, 1998 is $550,000, then on April 15, 1998 Buyer shall pay to Guarantor (on behalf of each Seller) an Earn-Out Installment Payment of $50,000, and shall also pay on that same date an interest payment on such $50,000 amount at 6% per annum, compounded monthly from the Closing Date. If, on the other hand, EBITDA for the quarter ending March 31, 1998 is $650,000, then on April 15, 1998 Buyer shall pay to Guarantor (on behalf of each Seller) an Additional Earn-Out Installment Payment of $50,000 for a total of $100,000, and shall also pay on that same date an interest payment on such $100,000 amount at 6% per annum, compounded monthly from the Closing Date.

                                      36